Exhibit 5.8

October 12, 2012

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

and

Wells Fargo Securities, LLC

301 South College Street

Charlotte, North Carolina 28202,

as representative of the several Underwriters (as defined below)

Re:	LPS Asset Management Solutions, Inc. and
McDash Analytics, LLC

Ladies and Gentlemen:

I am issuing this letter in my capacity as counsel for LPS Asset Management Solutions, Inc., a Colorado corporation and McDash Analytics, LLC, a Colorado limited liability company, (collectively, the “Guarantors”) in response to the requirement in Section 5(d) of the Underwriting Agreement dated September 28, 2012 (the “Underwriting Agreement”), among Lender Processing Services, Inc. (the “Company”), the guarantors party thereto, including the Guarantors, and Wells Fargo Securities, LLC, as Representative of the several Underwriters listed in Schedule A thereto (collectively, the “Underwriters”) relating to the issuance by the Company of $600,000,000 of its 5.75% Senior Notes due 2023, which will be guaranteed (the “Guarantee”) on a senior unsecured basis by the Guarantors.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement on Form S-3 (No. 333-184140) filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2012 for registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities and guarantees to be issued from time to time by the Company and certain of its subsidiaries, (b) the related Prospectus dated September 27, 2012, (c) the Prospectus Supplement dated September 28, 2012, filed with the Commission pursuant the Rule 424(b) of the General Rules and Regulations under the Securities Act, (d) the Underwriting Agreement, (e) the Indenture dated as of October 12, 2012 (the “Indenture”), among the Company, the

October 12, 2012

Guarantors, the other guarantors party thereto and U.S. Bank, National Association, as trustee, (f) the certificate of incorporation and bylaws, or limited liability company agreement, of each Guarantor in effect as of the date hereof, (g) resolutions adopted by the Board of Directors or Member of each Guarantor on September 27, 2012 and (h) a certificate from the Secretary of State of the State of Colorado, dated as of October 1, 2012, for each of the Guarantors. The Underwriting Agreement and the Indenture are collectively referred to herein as the “Transaction Documents”.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, I advise you that:

1.	Each of the Guarantors is a corporation or limited liability company, as applicable, that is validly existing and in good standing under the laws of the State of Colorado, with, as applicable, all necessary corporate or limited liability company power to own, lease and operate their respective properties and conduct their respective business as described in the Prospectus.

2.	Each of the Guarantors has, as applicable, the requisite corporate or limited liability company power and authority to (i) own lease and operate their respective property and assets, (ii) carry out their respective business as such business is currently being conducted and (iii) enter into and carry out the terms and conditions applicable to them under the Transaction Documents.

3.	The Guarantors have duly authorized, executed and delivered each of the Transaction Documents to which they are a party and have duly authorized the Guarantee.

4.	The execution and delivery by the Guarantors of the Transaction Documents to which they are a party and the performance by the Guarantors of their respective obligations thereunder (i) will not violate the articles of incorporation or bylaws or limited liability company agreement, as applicable, of the Guarantors, (ii) will not result in the creation or imposition of any lien, charge or encumbrance under Colorado law upon any property or assets of the Guarantors, (iii) (iii) will not require any authorization, approval or other action by, nor any notice to, consent of, or filing with, the State of Colorado to be made or obtained by the Guarantors, and (iv) will not violate any law, rule or regulation of State of Colorado applicable to the Guarantors.

In preparing this letter, I have relied without any independent verification upon (i) information contained in certificates obtained from governmental authorities, (ii) factual information represented to be true in the Transaction Documents, (iii) information received from attorneys in the general counsel’s office of the Company and (iv) factual information I have obtained from such other sources as I have deemed reasonable. I have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which I have

October 12, 2012

relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. For purposes of the opinion in paragraph 1, I have relied solely upon certificates issued by the Secretary of State of Colorado referenced in clause (h) above. I have also assumed the authenticity of documents submitted to me as originals and the conformity to the originals of all documents submitted to me as certified, conformed or photostatic copies.

While I have not conducted any independent investigation to determine facts upon which my opinions are based or to obtain information about which this letter advises the Underwriters or the Company, I confirm that I do not have any actual knowledge, after having made reasonable inquiry of the representatives of the Guarantors who are likely to know the facts upon which my opinions are based, which has caused me to conclude that my reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this letter is wrong.

This opinion is provided based upon my knowledge and understanding of the laws of the State of Colorado. I disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction within or outside the United States or of any regional or local governmental body. I express no opinion herein as to matters governed by any laws other than the laws of the State of Colorado.

This letter speaks as of the time of its delivery on the date it bears. I do not assume any obligation to provide any subsequent opinion or advice by reason of any fact about which I did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of my opinions, or for any other reason.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K on or about the date hereof and to the incorporation by reference of this opinion of counsel into the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

The addressees may rely upon this letter only in connection with the transactions contemplated by the Underwriting Agreement. Without my written consent: (i) no person other than the addressees may rely on this letter for any purpose, except that Cravath, Swaine & Moore, LLP may rely on this opinion, (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document, (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

/s/ James J. Dufficy
James J. Dufficy